PRESS RELEASE

NEAH POWER SYSTEMS FORM 10-SB
DECLARED EFFECTIVE BY SEC

SEATTLE, WA - November 10, 2006- Neah Power Systems, Inc., a Nevada corporation (Pink Sheets: NPWS) is pleased to report that the Company’s Form 10-SB, filed originally on July 27, 2006, has been declared effective by the Securities and Exchange Commission (“SEC”). The effectiveness of its Form 10-SB makes the Company eligible to have its common stock quoted on the NASD Over-The-Counter Bulletin Board upon approval of a broker application as provided under Securities Exchange Act Rule 15c2-11.

“This is the end of a long process for the Company and the beginning of a new chapter. By completing the process of becoming a public reporting company with the SEC, Neah has reached a significant milestone. I want to thank all the people who helped us successfully complete this process as well as all the investors and supporters who have patiently been tracking this process during the last two quarters,” said Paul Abramowitz, Neah Power System’s President and CEO. “While this achievement was time consuming, the benefit will be providing greater access to information about Neah which we believe demonstrates our level of commitment to shareholders," concluded Mr. Abramowitz.

As a fully reporting company, interested investors are able to find full disclosures of all material Company activity by reviewing the Company’s Form 10SB12G and other periodic reports and filings made available at the SEC’s website at http://www.sec.gov.

About Neah Power Systems

Neah Power Systems is a micro fuel cell development company using a patented, silicon-based design to provide long-lasting, efficient and safe power solutions for portable electronic devices, including notebook PCs and other power-hungry computer, entertainment, and communications products. As an emerging leader in fuel cell technology and design, Neah Power Systems believes that its products will allow users to extend the operating time of their devices multiple times beyond that of conventional batteries. Key investors include Alta Partners, Frazier Technology Ventures, Castile Ventures, WestAM and Intel Capital. Neah Power Systems is headquartered just outside of Seattle in Bothell, Washington. Further company information can be found at our Website www.neahpower.com and in the reports that we file with the Securities and Exchange Commission, which are accessible at http://www.sec.gov.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects", "intends", "anticipates", "will", or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact Information:
Company:	Institutional Investors and Media:
Neah Power	Tom O’Brien
Investor Relations	Catalyst Financial
425-424-3324	503-757-4903